UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                            --------------------

                                  FORM 8-K
                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934
                            --------------------

     Date of Report (Date of earliest event reported): August 20, 2002

                               CITIGROUP INC.

             (Exact Name of Registrant as Specified in Charter)


              Delaware                     1-9924           No. 52-1568099

  (State or Other Jurisdiction of     (Commission File     (IRS Employer
           Incorporation)                  Number)         Identification No.)


         399 Park Avenue, New York, New York                           10043

     (Address of principal executive offices)                        (Zip Code)


     Registrant's telephone number, including area code: (212) 559-1000


                               Not Applicable

       (Former name or former address, if changed since last report.)






ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         On August 20, 2002, Citigroup Inc. issued a press release announcing that Citigroup Inc. had completed its spin-off of Travelers Property Casualty Corp. by distributing 219,050,000 shares of Travelers Property Casualty Corp. class A common stock and 450,050,000 shares of Travelers Property Casualty Corp. class B common stock to holders of record of Citigroup Inc. common stock at 5:00 p.m. Eastern Time on August 9, 2002. The press release is attached as Exhibit 99 to this Report.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Not applicable.

         (b)   Not applicable.

         (c)   Exhibits:

                  The following exhibit is filed herewith:

                  Exhibit 99 Press Release, dated August 20, 2002.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CITIGROUP INC.


Date:  August 20, 2002                      By: /s/ Craig S. Barrack
                                                ----------------------------
                                                Name:  Craig S. Barrack
                                                Title: Assistant Secretary

                               EXHIBIT INDEX

Exhibit No.                Description

99                         Press Release, dated August 20, 2002.

                                                                 Exhibit 99

                                                           [CITIGROUP LOGO]

For Immediate Release
August 20, 2002
Citigroup (NYSE symbol: C)

             CITIGROUP ANNOUNCES COMPLETION OF ITS SPIN-OFF OF
                        TRAVELERS PROPERTY CASUALTY

New York, NY - Citigroup (NYSE: C) announced today that it has completed the spin-off of Travelers Property Casualty by distributing today
219,050,000 shares of Travelers class A common stock and 450,050,000 shares of Travelers class B common stock, owned by Citigroup.

After the close of trading on the New York Stock Exchange today, Citigroup stockholders of record on August 9, 2002, were issued a combination of
0.0432043 of a share of Travelers class A common stock and 0.0887656 of a share of Travelers class B common stock for each share of Citigroup common stock held. Cash will be paid in lieu of fractional shares.

As a result of the distribution, Citigroup currently holds approximately
49.95 million shares of Travelers class A common stock and approximately
49.95 million shares of Travelers class B common stock, representing 9.99% of the outstanding shares of Travelers common stock and 9.99% of the outstanding voting power of Travelers.

No fractional shares of Travelers class A common stock or Travelers class B common stock will be delivered as part of the distribution. Instead, fractional shares will be aggregated and sold on behalf of all stockholders. The net sale proceeds will then be distributed on a pro-rata basis to the affected stockholders.

As previously announced, Citigroup has received a private letter ruling from the Internal Revenue Service to the effect that the distribution of Travelers class A common stock and class B common stock will be tax-free to Citigroup and its stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will be taxable.

On or about August 14, 2002, Citigroup mailed an information statement to Citigroup stockholders of record as of 5:00 p.m. Eastern Time on August 9, 2002. The information statement contained a description of Travelers Property Casualty Corp., as well as a description of the distribution and certain U.S. federal income tax consequences of the distribution.

As a result of the distribution, the aggregate number of shares of Citigroup common stock issuable to Golden State Bancorp Inc. (NYSE: GSB) stockholders in the pending Golden State merger will increase from 71,204,085 to 76,344,943 Citigroup shares, subject to adjustment. Based on such aggregate number of shares of Citigroup common stock to be issued in the pending merger and the adjusted price of Citigroup common stock after the close of trading on the NYSE on August 20, 2002, holders of Golden State common stock will receive in accordance with their election (subject to proration) approximately $35.13 in cash or approximately 1.0525 shares of Citigroup common stock for each share of Golden State common stock. The actual amount of cash and shares of Citigroup common stock will be computed using the formula in the merger agreement and will be based on, among other things, the actual number of shares of Golden State common stock outstanding immediately prior to the closing date, the results of the election process, and the value of Citigroup common stock for the five days immediately preceding the second day prior to the closing date.

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Salomon Smith Barney, Banamex, and Travelers. Additional information may be found at: www.citigroup.com.

In connection with the proposed Golden State merger transaction, Citigroup and Golden State have filed a proxy statement/prospectus with the U.S. Securities and Exchange Commission (the "Commission"). Investors and security holders are advised to read the proxy statement/prospectus, because it contains important information. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents filed by Citigroup and Golden State with the Commission at the Commission's web site at http://www.sec.gov. Free copies of Citigroup's filings may be obtained by directing a request to Citigroup, attention Citigroup Document Services, 140 58th Street, Suite 5I, Brooklyn, NY 11220;
(877) 936-2737 (toll free); (718) 765-6514 (outside the U.S.). Free copies of Golden State's filing may be obtained by directing a request to Golden State, Shareholder Relations, 135 Main Street, San Francisco, California 94105; Telephone: (415) 904-0188.

Contacts:
Media:                     Leah Johnson     (212) 559-9446
                           Christina Pretto (212) 793-8217

Investors:                 Sheri Ptashek    (212) 559-4658

Fixed Income
Investors:                 John Randel      (212) 559-5091